Exhibit 99.1

FOR IMMEDIATE RELEASE

Smithfield Foods Announces First Quarter Results

Smithfield, Virginia (August 26, 2008)—Smithfield Foods, Inc. (NYSE: SFD) today announced a loss from continuing operations for the first quarter of fiscal 2009 of $28.5 million, or $.21 per diluted share, versus income from continuing operations last year of $56.6 million, or $.43 per diluted share. Sales were $3.1 billion versus $2.6 billion a year ago.

The current quarter loss from continuing operations includes a negative mark-to-market adjustment of approximately $20.1 million after-tax, or $.15 per diluted share, related to unrealized losses on changes in the fair value of the company’s open commodity derivative contracts. In addition, the current quarter loss from continuing operations also includes impairment charges and operating losses totaling $5.5 million after-tax, or $.04 per diluted share, related to asset disposals by Campofrío.

Net income from continuing and discontinued operations in the first quarter was a loss of $12.6 million, or $.09 per diluted share. After-tax income from discontinued operations was $15.9 million, or $.12 per diluted share. In the first quarter of last year, net income of $54.6 million, or $.41 per diluted share, includes an after-tax loss from discontinued operations of $2.0 million, or $.02 per share.

Following are the company’s sales and operating profit from continuing operations by segment (in millions):

	13 Weeks Ended
	July 27, 2008	July 29, 2007
Sales
Pork	$2,579.2	$2,228.2
International	405.3	246.7
Hog Production	725.8	605.6
Other	44.2	37.6

	3,754.5	3,118.1
Intersegment	(612.7)	(501.4)

Total Sales	$3,141.8	$2,616.7

Operating Profit
Pork	$61.7	$26.5
International	5.9	14.9
Hog Production	(38.8)	93.0
Other	(6.7)	10.7
Corporate	(19.6)	(17.1)

Total Operating Profit	$2.5	$128.0

Pork segment operating profits more than doubled from the prior year results, even as live hog costs rose. These results reflect sharply higher fresh meat profits driven by strong export demand. Generally, the first quarter is the weakest quarter of the year for fresh pork; this was not the case in the current quarter. Overall export volume increased 124 percent over the prior year, the result of large increases in shipments to China, Russia, Japan, Mexico and the EU. Exports benefited from the impact of a weak U.S. dollar which helps make U.S. products look very inexpensive in the world markets. In addition, pork prices have risen even more significantly in many other countries, making U.S. products very competitive. Fresh pork volume rose 33 percent as the company took advantage of the export opportunities and processed more hogs.

Packaged meats profits were somewhat weaker as higher raw material costs could not be fully passed through in higher prices. Overall, packaged meats volume was flat. However, several categories of convenience-oriented products continued to grow. Spiral hams and precooked ribs experienced continued double-digit volume growth as the business continues to migrate toward the higher margin and more consumer-ready products.

The international segment recorded operating profit below last year, as raw material costs moved to higher levels. Groupe Smithfield continued to experience highly competitive market conditions throughout Europe and recorded a modest loss. Smithfield’s share of Campofrío’s loss during the quarter was $3.4 million, including $5.5 million related to asset disposals.

“We are pleased by the pending merger of Campofrío and Groupe Smithfield. The merger clearly creates a European packaged meats powerhouse with the number one share in many major markets,” said C. Larry Pope, Smithfield president and chief executive officer. “This merger also monetizes our investment in the Groupe Smithfield joint venture into a 37 percent share in a publicly-traded company with $3 billion in sales,” he said.

Hog production operating losses continued. Sharply higher feed costs, the result of a 39 percent increase in corn and a 33 percent increase in soybean meal over the same period last year, have been pressuring hog production results for the past nine months. Cash raising costs were $61 per hundredweight compared to $49 per hundredweight in the first quarter of last year. Live hog prices for the quarter increased modestly to $55.50 per hundredweight from $53.50 per hundredweight in the first quarter of fiscal 2008. However, this increase was not sufficient to recover the sharply higher costs.

Hog production results include a pre-tax unfavorable mark-to-market adjustment of $30.2 million, principally related to open grain and live hog commodity positions that relate to future periods.

Grain prices have moderated and live hog prices have risen significantly from the first quarter level. However, both of these markets are highly volatile and the outlook for hog production for the remainder of the calendar year is still unfavorable.

In the Other segment, Butterball, LLC, the company’s joint venture turkey operation, recorded a loss as higher grain costs increased raising costs dramatically. Butterball is evaluating cutbacks in production that will bring better balance between supply and demand. Others in the industry are considering or have implemented cutbacks, as well.

As previously disclosed, the company has signed a definitive agreement to sell Smithfield Beef Group, Inc., its beef processing and cattle feeding operation, to JBS S.A. Consequently, the company has classified the results of the beef segment and cattle feeding operations as discontinued operations. Results for the prior year have been restated to reflect that presentation. Although the sale remains subject to regulatory review and there are other conditions to closing, the company believes the transaction will close in the second quarter of fiscal 2009.

“Given the overall adverse environment of the industry, I am pleased with the results for the current quarter,” said Mr. Pope. “Our fresh pork operations and our packaged meats business performed well in the face of sharply rising input costs. We are continuing to focus closely on our cost structure and improving plant operating efficiencies. Also, our new management structure is in place and moving forward nicely,” he said.

“We continue to be challenged by high input costs across all the businesses. Certainly a portion of this increase is the result of the current ethanol policy in place,” Mr. Pope said. “The current government mandate puts the company in a position of having to compete with foreign oil for feed for our livestock. This mandate has resulted in more than 30 percent of the corn crop being diverted from animal feed to ethanol production, resulting in a sharp run-up in corn prices tied to world oil markets. This is a dynamic this industry has never faced. We believe this policy is flawed and needs to be revised if food cost inflation is to be brought under control,” said Mr. Pope.

“Looking forward to the remainder of fiscal 2009, the future is uncertain. Even as hog prices recently have risen and grain markets have moderated somewhat, the delayed impact of grain costs will result in continued elevated raising costs,” he said. The volatile nature of both the domestic and world markets for meat prices and grains, combined with uncertainty surrounding the economy and the U.S. dollar, make any prediction of future results very difficult. However, we continue to pursue our long-term strategy of emphasizing our packaged meats business and improving our fresh meat operations. This strategy is working and is improving the base of our business,” said Mr. Pope.

With sales of $11 billion, Smithfield Foods is the leading processor and marketer of fresh pork and packaged meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking statements includes statements concerning the Company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The Company’s forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs and cattle, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, the timing and extent to which beef export markets are reopened, hedging risk, operating efficiencies, changes in interest rate and foreign currency exchange rates, access to capital, the investment performance of the Company’s pension plan assets and the availability of legislative funding relief, the cost of compliance with environmental and health standards, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for fiscal 2008 and in its subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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(Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	13 Weeks Ended
	July 27, 2008	July 29, 2007
Sales	$3,141.8	$2,616.7
Cost of sales	2,944.9	2,335.9

Gross profit	196.9	280.8

Selling, general and administrative expenses	190.6	165.0
Equity in (income) loss of affiliates	2.1	(13.8)
Minority interests	1.7	1.6

Operating profit	2.5	128.0

Interest expense	44.5	41.4

Income (loss) from continuing operations before income taxes	(42.0)	86.6

Income tax expense (benefit)	(13.5)	30.0

Income (loss) from continuing operations	(28.5)	56.6

Income (loss) from discontinued operations, net of tax	15.9	(2.0)

Net income (loss)	$(12.6)	$54.6

Income per share:
Basic:
Continuing operations	$(.21)	$.43
Discontinued operations	.12	(.02)

Net income (loss)	$(.09)	$.41

Diluted:
Continuing operations	$(.21)	$.43
Discontinued operations	.12	(.02)

Net income (loss)	$(.09)	$.41

Weighted average shares outstanding:
Basic	135.5	132.7
Diluted	135.5	133.0

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

SCHEDULE OF EQUITY IN (INCOME) LOSS OF AFFILIATES

The following is a breakdown of the major investments included in equity in (income) loss of affiliates as presented in the consolidated statements of income (in millions):

	13 Weeks Ended
	July 27, 2008	July 29, 2007	Segment
Butterball	$6.5	$(7.4)	Other
Campofrío	3.4	(0.2)	International
Groupe Smithfield	0.3	(4.5)	International
All other equity method investments	(8.1)	(1.7)	Various

Equity in (income) loss of affiliates	$2.1	$(13.8)

Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com